Contact:

Kearstin Patterson

Associate Director, Corporate Communications

615-236-4419 (office)

615-517-6112 (mobile)

kpatterson@biomimetics.com

BioMimetic Therapeutics Reports 2007 Third Quarter Results

Franklin, Tenn. – November 13, 2007 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today reported its financial results for the three and nine months ended September 30, 2007. For the three months ended September 30, 2007, the Company reported a net loss of $5.6 million or $(0.31) per share, compared to a net loss of $4.2 million, or $(0.27) per share, for the same period in 2006. For the nine months ended September 30, 2007, the Company reported a net loss of $17.7 million or $(0.99) per share, compared to a net loss of $11.9 million, or $(1.34) per share, for the same period in 2006. The Company ended the third quarter in a strong financial position with $68.3 million of cash, cash equivalents, certificates of deposit and investments in marketable securities.

“Over the past quarter we continued to invest in the advancement of our orthopedic clinical development activities with both our GEM OS®1 Bone Graft and GEM OS®2 Injectable Bone Graft product candidates. In September, we completed follow-up on all patients in our Canadian GEM OS1 foot and ankle trial, and we expect to release top line data for this study by year end,” commented Dr. Samuel Lynch, president and CEO of BioMimetic Therapeutics. “We have significantly expanded the number of centers enrolling patients for our US GEM OS1 foot and ankle pivotal trial, and are on track to complete enrollment in that study by the middle of next year.

“We are committed to the success of our overall objective of bringing more biologic treatment options to millions of patients suffering from orthopedic injuries to bones, ligaments, tendons and cartilage. We are fulfilling this commitment in the seven ongoing pre-pivotal and pivotal orthopedic studies we are conducting in the United States, Canada and Europe. The positive results we have reported thus far have strengthened our position as an emerging leader in the development and commercialization of products focused on the regeneration of musculoskeletal tissues,” added Dr. Lynch.

In recent months, the Company made significant advancements in its product development programs and other critical business areas:

Recent Clinical and Corporate Activities

•

Announced interim results from 20 patient US pilot clinical trial and 60 patient Canadian registration trial assessing the safety and efficacy of GEM OS1 in foot and ankle fusion indications. The data demonstrate a rate of fusion with GEM OS1 that appears to be comparable to autograft as measured by CT scans.

•	Completed follow-up of all 60 patients in the GEM OS1 Canadian registration study and expect to release top line data by year end.
•

Expanded patient enrollment in the U.S. pivotal trial evaluating GEM OS1 in foot and ankle fusions. The study design is a randomized controlled non-inferiority trial to autograft and will utilize 28 facilities to enroll up to 396 patients.

•

Increased patient enrollment in the E.U. registration trial to assess the safety and efficacy of GEM OS1 as a substitute for autograft in foot and ankle fusion procedures. The study will utilize up to 10 clinical centers to enroll up to 125 patients.

•	Completed enrollment in the 10 patient open-label Canadian pilot study evaluating GEM OS2 in foot and ankle fusion procedures.
•	Dr. Samuel Lynch, along with his co-authors, was honored with the prestigious American Academy of Periodontology’s R. Earl Robinson Regeneration Award in October 2007.

Additional Financial Results

For the three months ended September 30, 2007, the Company reported total revenues of $1.7 million, which includes product sales of GEM 21S® to its marketing partner Osteohealth Company (a division of Luitpold Pharmaceuticals, Inc., which is a group company of Daiichi-Sankyo, Inc.), sublicense fee income and royalty income. This compares to total revenues of $0.7 million for the three months ended September 30, 2006. For the nine months ended September 30, 2007, the Company reported total revenues of $2.5 million, compared to $2.2 million for the same period in 2006.

Research and development expenses totaled $4.6 million for the three months ended September 30, 2007, compared to $2.8 million for the three months ended September 30, 2006. For the nine months ended September 30, 2007, research and development expenses were $13.2 million compared to $7.8 million for the same period in 2006. The increase in 2007 research and development expenses primarily relate to new and ongoing pre-clinical studies and clinical trials in the United States, Canada and the European

Union of the Company’s orthopedic product candidates, as well as continuing expenses associated with regulatory filings.

General and administrative expenses were $1.8 million for the three months ended September 30, 2007, compared to $1.7 million for the three months ended September 30, 2006. For the nine months ended September 30, 2007, general and administrative expenses were $6.0 million compared to $4.5 million for the same period in 2006. The increase in 2007 general and administrative expenses was primarily attributable to an increase in salaries and wages, professional services, costs of operating as a public company, including costs to implement the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and facilities costs.

2007 Financial Guidance

Based on current operating plans, expected timing and cost of clinical trials and other product development programs, the Company expects its 2007 year-end cash balance to range from $64 to $68 million, or an annual net cash burn of $20 to $24 million, including $5 million in additional milestone payments that the Company expects to receive in the fourth quarter of 2007 from its GEM 21S marketing partner. Total product revenue for the year ending December 31, 2007 is projected to be approximately $5.0 million, excluding milestone payments and royalty payments, with a year-end net loss attributable to common shareholders of $24 to $28 million.

Conference Call and Webcast

As previously announced, BioMimetic will be hosting a conference call and webcast today, November 13, 2007, at 4:30 p.m. ET to discuss the 2007 third quarter financial results. A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com. The webcast will be archived on the website for at least 30 days.

The conference call can be accessed by dialing 800-299-7089 (passcode 25755840). The international dial in number is 617-801-9714. The same passcode applies. Participants should dial in 10 minutes prior to the call.

About BioMimetic Therapeutics

BioMimetic Therapeutics, Inc. is developing and commercializing bio-active recombinant protein-device combination products for the healing of musculoskeletal injuries and disease, including orthopedic, periodontal, spine and sports injury applications. BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration following completion of human clinical trials, which demonstrated the safety and efficacy of its platform technology in this indication. Additionally, the Company has clinical trials ongoing with its product candidates GEM OS®1 and GEM OS®2 in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the arm. The Company’s product and lead product candidates all combine recombinant protein therapeutics with tissue specific scaffolds to actively stimulate tissue healing and regeneration.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight and approval, and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.

For further information, visit www.biomimetics.com or contact Kearstin Patterson, corporate communications, at 615-236-4419.

BIOMIMETIC THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$25,911,144	$47,064,589
Certificates of deposit	1,000,000	1,000,000
Short-term investments in marketable securities	41,400,000	—
Receivables - trade	1,328,814	1,448,321
Receivables - other	383,792	391,528
Inventory	5,609,846	3,407,256
Prepaid expenses	410,549	603,362
Total current assets	76,044,145	53,915,056
Receivables - related party	160,000	106,831
Receivables - long term	21,250	—
Property and equipment, net	5,241,046	3,933,037
Capitalized patent license fees, net	5,986,967	7,429,717
Deposits	2,184,073	10,000
Total assets	$89,637,481	$65,394,641

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,570,313	$1,108,601
Accrued expenses:
Payroll, employee benefits and payroll taxes	1,138,194	1,044,903
Other accrued expenses	931,628	1,213,514
Current portion of capital lease obligations	17,149	12,443
Deferred liability	1,250,000	1,250,000
Deferred revenue	1,446,968	714,750
Total current liabilities	6,354,252	5,344,211
Accrued rent - related party	348,566	254,494
Capital lease obligations	57,314	48,712
Deferred liability	1,250,000	1,250,000
Deferred revenue	12,965,771	13,496,692
Total liabilities	20,975,903	20,394,109
Stockholders’ equity:
Common stock, $0.001 par value; 37,500,000 shares authorized; 18,336,058 shares issued and outstanding as of September 30, 2007; 15,649,362 shares issued and outstanding as of December 31, 2006	18,336	15,649
Additional paid-in capital	126,114,601	84,760,940
Accumulated deficit	(57,471,359)	(39,776,057)
Total stockholders’ equity	68,661,578	45,000,532
Total liabilites and stockholders’ equity	$89,637,481	$65,394,641

BIOMIMETIC THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenues:
Collaborative research and development	$—	$—	$—	$215,276
Sublicense fee income	178,919	178,919	530,922	530,922
Sales	1,278,559	429,012	1,401,027	1,229,440
Royalty income	197,846	91,659	558,861	236,381
Rental income	9,305	9,958	27,790	22,758
Total revenues	1,664,629	709,548	2,518,600	2,234,777
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	1,218,967	326,508	1,410,677	1,092,880
Research and development	4,583,913	2,837,710	13,245,789	7,790,198
General and administrative	1,839,981	1,713,788	5,994,446	4,487,774
Depreciation and capital lease amortization	306,350	209,763	797,426	584,124
Patent license fee amortization	538,097	534,649	1,643,518	1,581,338
	8,487,308	5,622,418	23,091,856	15,536,314
Loss from operations	(6,822,679)	(4,912,870)	(20,573,256)	(13,301,537)
Interest income, net	397,531	698,414	1,439,978	1,528,876
Investment income, net	722,753	—	1,365,366	—
Loss on disposal of equipment	(1,666)	—	(1,681)	(687)
Loss before income taxes	(5,704,061)	(4,214,456)	(17,769,593)	(11,773,348)
Income tax benefit	(74,291)	—	(74,291)	—
Net loss	(5,629,770)	(4,214,456)	(17,695,302)	(11,773,348)
Preferred stock accretion	—	—	—	(132,026)
Net loss attributable to common stockholders	$(5,629,770)	$(4,214,456)	$(17,695,302)	$(11,905,374)
Basic and diluted net loss per share attributable to common stockholders	$(0.31)	$(0.27)	$(0.99)	$(1.34)
Weighted average shares used to compute basic and diluted net loss per share attributable to common stockholders	18,316,401	15,577,484	17,821,116	8,885,262